Exhibit 99.1

Tel-Instrument Electronics Corp. Disappointed With

NYSE American Decision, Will Trade on the OTC Markets

East Rutherford, NJ – March 11, 2019 – Tel-Instrument Electronics Corp. (“Tel” or the “Company”), a leading designer and manufacturer of avionics test and measurement solutions, was advised that the NYSE American denied the Company’s appeal to remain listed on the NYSE American, and that trading on NYSE American in the Company’s common stock - trading symbol “TIK” - has been suspended immediately. The Company’s common stock will continue to trade on the OTC Markets under the same trading symbol.

Jeff O’Hara, Tel’s President and CEO stated, “We are disappointed with the NYSE’s decision to delist the Company and not provide an additional extension to meet their minimum net worth requirement. We provided compelling evidence that we should regain compliance within the next nine to twelve months as a result of strong growth in revenues and profitability. We were not willing to raise additional equity capital, and dilute our current shareholders, to meet an arbitrary deadline. The Company is exploring alternatives for the quotation of its common stock to ensure the best possible trading platform for our shareholders.”

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600